Exhibit 99.1

Verrica Announces Pricing of $42.0 Million Public Offering

WEST CHESTER, PA – November 21, 2024 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica” or the “Company”) (Nasdaq: VRCA), a dermatology therapeutics company developing medications for skin diseases requiring medical interventions, today announced the pricing of an underwritten public offering of 44,964,045 shares of its common stock and, in lieu of common stock to certain investors that so choose, pre-funded warrants to purchase 2,235,955 shares of its common stock, and in either case, accompanying Series A warrants to purchase 23,600,000 shares of its common stock at an exercise price of $1.0680 per share of common stock and Series B warrants to purchase 23,600,000 shares of its common stock at an exercise price of $1.3350 per share of common stock, at a combined public offering price of $0.89 per share of common stock and accompanying Series A and Series B warrants (or $0.8899 per pre-funded warrant and accompanying Series A and Series B warrants). All of the securities being sold in the offering are being sold by Verrica. The offering is expected to close on November 22, 2024, subject to the satisfaction of customary closing conditions. Verrica also granted the underwriter an option for a period of 30 days to purchase up to 7,080,000 additional shares of the Company’s common stock and/or Series A warrants to purchase up to 3,540,000 additional shares of its common stock and Series B warrants to purchase up to 3,540,000 additional shares of its common stock at the public offering price, less the underwriting discounts and commissions.

The gross proceeds from the offering, before deducing the underwriting discounts and commissions and offering expenses payable by Verrica and assuming no exercise of the pre-funded warrants or accompanying Series A and Series B warrants, are expected to be approximately $42.0 million.

Jefferies is acting as sole book-running manager for the offering.

A shelf registration statement relating to the shares of common stock, pre-funded warrants and accompanying Series A and Series B warrants offered in the offering described above was filed with the Securities and Exchange Commission (SEC) on November 7, 2022 and declared effective by the SEC on December 19, 2022. The offering is being made only by means of a written prospectus and prospectus supplement that form a part of the registration statement. A preliminary prospectus supplement and accompanying prospectus relating to and describing the terms of the offering were filed with the SEC and are available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus, when available, may also be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, or by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities being offered, nor shall there be any sale of the securities being offered in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for skin diseases requiring medical interventions. Verrica’s product YCANTH® (VP-102) (cantharidin), is the first and only commercially available treatment approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum, a highly contagious viral skin infection affecting approximately 6 million people in the United States, primarily children. YCANTH® (VP-102) is also in development to treat common warts and external genital warts, two of the largest remaining unmet needs in medical dermatology. Verrica is developing VP-103, its second cantharidin-based product candidate, for the treatment of plantar warts. Verrica has also entered a worldwide license agreement with Lytix Biopharma AS to develop and commercialize VP-315 (formerly LTX-315 and VP-LTX-315) for non-melanoma skin cancers including basal cell carcinoma and squamous cell carcinoma.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include statements about Verrica’s anticipated public offering, including timing of the closing of the offering, as well as the anticipated proceeds of the offering. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include risks and uncertainties related to market conditions, satisfaction of customary closing conditions related to the proposed public offering and other risks and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2023, Verrica’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and other filings Verrica makes with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com

Chris Calabrese

LifeSci Advisors

ccalabrese@lifesciadvisors.com